Exhibit 99.1

United Technologies Elects Two New Directors

Denise L. Ramos and Christopher J. Kearney Bring Exceptional Industrial Leadership Experience to the UTC Board of Directors

FARMINGTON, Conn., Oct. 10, 2018 -- United Technologies Corp. (NYSE :UTX ) today announced Denise L. Ramos, Chief Executive Officer and a Director of ITT Inc., and Christopher J. Kearney, former Chairman, President and Chief Executive Officer of SPX FLOW, Inc., have been elected to UTC's Board of Directors, effective December 10, 2018.
"Denise and Chris are accomplished global business leaders with deep expertise and experience in industrial markets," said Gregory J. Hayes, Chairman and CEO of United Technologies.  "They are excellent additions to our board who understand the importance of delivering innovative solutions for customers and creating long-term value for shareowners."
Prior to her appointment as CEO and President of ITT, a global engineering and manufacturing company, Ramos served as the company’s Chief Financial Officer. Previously, she was Chief Financial Officer of Furniture Brands International and the U.S. division of KFC Corporation. Ramos began her career in the oil and gas industry at Atlantic Richfield Company. She is a Director of Phillips 66. She holds an M.B.A. in Finance from the University of Chicago.
Kearney served as Chairman of the Board for SPX FLOW through May 2017 and was CEO and President through 2015. He served in the same roles at SPX Corporation before it spun-off SPX FLOW. He was also general counsel of SPX Corporation earlier in his career. SPX FLOW is a global supplier of highly engineered flow components, process equipment and turn-key solutions for the power and energy, food and beverage, and industrial markets. Kearney is a Director of Nucor Corporation. He earned a law degree from DePaul University Law School.
About United Technologies
United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries. By combining a passion for science with precision engineering, the company is creating smart, sustainable solutions the world needs.